Exhibit 99.1

                      [LETTERHEAD OF TRENWICK GROUP LTD.]


      NYSE Symbol: TWK

      Contact: Alan L. Hunte, Executive Vice President and Chief Financial Officer - 441.292.4985

      For Immediate Release


         Trenwick to Cease Underwriting U.S. Specialty Program Insurance


Hamilton, Bermuda, October 30, 2002 . . .

Trenwick Group Ltd. ("Trenwick") announced today that it would cease underwriting its U.S. specialty program insurance business effective immediately. Operating under the name Canterbury Financial Group Inc. and through its subsidiaries The Insurance Corporation of New York, Chartwell Insurance Company and Dakota Specialty Insurance Company, Trenwick underwrote U.S. property and casualty insurance through specialty program administrators. Trenwick will continue to administer and pay claims in connection with the insurance policies previously underwritten by the Canterbury Financial Group. In addition, Trenwick will work with its specialty program administrators to attempt to facilitate appropriate transitions for their existing books of insurance business. Trenwick will record a charge in the fourth quarter of 2002 for the expenses it expects to incur in connection with the termination of its U.S. specialty program insurance business.

W. Marston Becker, Acting Chairman and Acting Chief Executive Officer of Trenwick, stated, "The cessation of our U.S. specialty program insurance operation is an unfortunate, but critical element of the necessary restructuring of Trenwick's business. The reduction in premium volume from the termination of Trenwick's U.S. specialty program insurance operation will significantly reduce Trenwick's operating leverage and permit it to focus its financial resources on those segments of its business that we believe have the greatest potential for profit."


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Background Information

Trenwick is a Bermuda-based specialty insurance and reinsurance underwriting organization with two principal businesses operating through its subsidiaries located in the United States, the United Kingdom and Bermuda. Trenwick's reinsurance business provides treaty reinsurance to insurers of property and casualty risks from offices in the United States and Bermuda. Trenwick's international operations underwrite specialty insurance as well as treaty and facultative reinsurance on a worldwide basis through its London insurer and at Lloyd's.

Safe Harbor for Forward-Looking Statements

Certain statements made in this press release that are not based on current or historical fact are forward-looking in nature including, without limitation, statements containing words "believes," "anticipates," "plans," "projects," "intends," "expects," "estimates," "predicts," and words of similar import. Such forward-looking statements, including in particular Trenwick's forecast of future earnings, involve known and unknown risks, assumptions, uncertainties, and other factors that may cause actual results, performance, or achievements of Trenwick or its industry to differ materially from any future results, performance, or achievements expressed or implied by such forward-looking statements.

Trenwick has identified certain risk factors which could cause actual plans or results to differ substantially from those included in any forward-looking statements. These risk factors are discussed in Trenwick's Securities and Exchange Commission filings, including but not limited to its most recent Form 10-K, Form 10-Q and Form 8-K filed with the Securities and Exchange Commission, and such discussions regarding risk factors are hereby incorporated by reference into this press release. Copies of such Securities and Exchange Commission filings are available from Trenwick or directly from the Securities and Exchange Commission.


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